UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 11, 2014

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588

(Address of principal executive offices) (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2014, the Board of Directors (“Board”) of Callidus Software Inc. (“Company”) appointed Murray D. Rode to serve as a member of the Board and a member of the Board’s Compensation Committee (“Committee”), effective as of June 11, 2014.  Mr. Rode will serve on the Board as a Class III director.  In connection with Mr. Rode’s election, the Board will increase the size of the Board to eight directors effective as of June 11, 2014 in accordance with the Company’s Second Amended and Restated Bylaws.

Mr. Rode has served in various capacities with TIBCO Software Inc. since February 1995, including as the Executive Vice President, Chief Operating Officer since January 2009. Prior to joining TIBCO Software Inc., Mr. Rode was a management consultant with a major international consulting firm, where he specialized in technology strategy and planning, business process re-engineering, and project management.

Mr. Rode will be compensated for his Board and Compensation Committee service in accordance with the Company’s standard director compensation arrangements, including an annual retainer of $30,000 and a restricted stock unit award with a grant date value of $125,000 for his service on the Board and an annual retainer of $8,000 for his services on the Compensation Committee, both prorated during 2014. The RSUs will vest fully on the first anniversary of the award date, subject to continued service. The Company also intends to enter into its standard form of director indemnification and change of control agreements with Mr. Rode.

A copy of the press release announcing Mr. Rode’s election is included herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated June 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: June 11, 2014	By:	/s/ Bob L. Corey
Bob L. Corey
Senior Vice President, Chief Financial Officer